Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Peter Rendall 401-847-3327 prendall@kvh.com	FTI Consulting Christine Mohrmann 212-850-5600

KVH Industries Reports First Quarter 2013 Results

•	EPS $0.13; record quarterly revenue of $39.9 million

•	mini-VSAT Broadband airtime revenue up 42% year-over-year

•	Guidance & Stabilization Q1 revenue up 189% year-over-year

MIDDLETOWN, RI, March 31, 2013 -- KVH Industries, Inc., (Nasdaq: KVHI) today reported financial results for the first quarter ended March 31, 2013. Revenue for the first quarter of 2013 was $39.9 million, up 49% from the quarter ended March 31, 2012. Diluted earnings per share for the quarter totaled $0.13 on net income of $2.0 million. During the same period last year the company reported a net loss of $1.4 million or $(0.09) per share on revenues of $26.7 million.
“Our third sequential record revenue quarter reflects continued growth from both our broadband communications and guidance and stabilization businesses,” said Martin Kits van Heyningen, KVH's chief executive officer. “Our TACNAV and FOG product lines generated solid results in the first quarter of 2013, with year-over-year growth of 586% and 93%, respectively. On the marine side, our VSAT airtime business continues to grow rapidly with revenues in the first quarter increasing 42% compared to the same quarter last year.”
KVH's mobile communications revenue, including satellite television products, was $22.9 million for the first quarter of 2013, a 10% increase year-over-year. Combined, in the first quarter, mini-VSAT Broadband airtime and TracPhone product revenues amounted to $14.8 million, up 16% compared to the same period last year.
Mr. Kits van Heyningen commented, “Overall, our marine business continues to grow. However, our marine leisure business in Europe and North America was impacted by an unusually cold spring which hopefully has merely delayed purchases into the next quarter. In Europe, our commercial marine business was also impacted by the continuing economic conditions, particularly in southern Europe.”
KVH's guidance and stabilization revenue, which relates to our fiber optic gyro (FOG) solutions, TACNAV military navigation systems and related services, was $17.0 million in the first quarter of 2013, up 189% year-over-year. Sales of TACNAV and related services for the previously announced Saudi Arabian National Guard contract were approximately $8.9 million, consisting of product sales, construction services for an installation facility, and project management services. During the first quarter, sales of our FOGs were up 93%, at $5.9 million, compared to the same period last year.
Speaking about the company's financial results, Peter Rendall, KVH's chief financial officer, said, “We are pleased with the financial performance of both the mobile communications and guidance and stabilization businesses. Our gross margin for the first quarter was 39.5%, which showed an improvement of 230 basis points over the first quarter last year. This was largely the result of very strong shipments of our military tactical navigation products, and also reflects ongoing improvements in our overall manufacturing efficiencies.”
“Our mini-VSAT Broadband airtime service revenues for the quarter continued to demonstrate the leverage of our model and were close to $10 million, despite temporary seasonal service suspensions. Compared to the same period last year, gross profit amounts in the first quarter of 2013 from our mini-VSAT Broadband airtime were approximately 63% higher in the current first quarter, while the gross margin percentage increased from 28% to 32%. Operating expenses were higher than the first quarter of 2012 largely due to sales-related costs associated with the relatively large TACNAV shipments in the first quarter of 2013.”
“Our expectation for the remainder of 2013 includes an expectation that our mini-VSAT Broadband business will show strong year-over-year growth. Although we have seen the first hint of a slowdown in future U.S. defense sales resulting from the implementation of sequestration measures, our FOG business is expected to benefit from new commercial applications throughout the rest of the year. In fact, for the first time, our sales of FOGs to commercial customers exceeded 50% of our total FOG revenues during the first quarter. Our guidance and stabilization backlog grew by approximately $5 million during the quarter and amounted to $38 million at March 31, 2013. We remain cautious with respect to expectations for growth in leisure markets, due to ongoing challenges in global economies. We also have factored in the anticipated decline in TACNAV product sales in the second half of 2013 as hardware shipments under the Saudi Arabian National Guard program come to an end. With this context, we continue to hold our guidance for top line growth for the year to be in the range of 10% to 17%, which equates to $151 million to $160 million in revenue. We expect to achieve a full year operating margin in the range of approximately 4% to 8%. We are projecting that our annual effective tax rate will be 35% or higher, subject to the effect of unforeseen discrete items, resulting in a 39% tax rate for the remaining nine months of the year. The net result is that we are holding to our previous EPS guidance for the full year, which we expect to be in the range of $0.37 to $0.48 per diluted share.”
“For the second quarter of 2013, we expect revenue to be in the range of $39.5 million to $41.5 million, up 23% to 30% compared to the second quarter last year and expect both our mini-VSAT Broadband and guidance and stabilization businesses to achieve strong year-over-year growth. We expect our operating margin to show significant improvement year-over-year, and we expect net income in the range of $0.08 to $0.12 per diluted share compared to a net income per diluted share of $0.03 in the second quarter of 2012.”
Mr. Kits van Heyningen concluded, “We are very pleased with our overall progress so far this year and feel that we are on the path toward achieving our longer-term strategic objectives. During the quarter, we continued with a significant upgrade to the capacity of our network by deploying new modulation technology. By enhancing the efficiency of our network, we effectively more than doubled our data-carrying capacity, putting us in a good position to capture additional market share.”
“In addition, we plan to introduce new valued-added services to our mini-VSAT Broadband customers that we believe will continue to disrupt the maritime communications market and develop new products that will drive further demand from the inertial guidance market. With our current product portfolio and market position, we are also optimistic that we will be able to leverage our investments to even greater benefit as the economy continues to recover.”
Recent Operational Highlights:

04/23/2013	KVH's TracPhone V3-IP and mini-VSAT Broadband Service Bring Reliable Communications to Well Sites

04/07/2013	KVH TracPhone V3-IP Goes Fully Global with Integrated Iridium OpenPort Broadband Service

04/07/2013	KVH Introduces New TracPhone V3-IP for mini-VSAT Broadband Service

04/03/2013	KVH More Than Doubles mini-VSAT Broadband Network Capacity in Brazil and Africa

02/07/2013	KVH Ships 3,000th TracPhone System for mini-VSAT Broadband Network

02/04/2013	KVH TracVision R1 Sets New Standard for Mobile Satellite TV Performance

01/15/2013	KVH Receives $7.2 Million in Orders for Military Navigation Systems

Please review the corresponding press releases for more details regarding these developments.
KVH is webcasting its first quarter conference call live at 10:30 a.m. Eastern time today through the company's website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.

About KVH Industries, Inc.
KVH Industries is a leading manufacturer of solutions that provide global high-speed Internet, television and voice services via satellite to mobile users at sea, on land, and in the air. KVH is also a premier manufacturer of high performance sensors and integrated inertial systems for defense and commercial guidance and stabilization applications. The company is based in Middletown, RI, with facilities in Illinois, Denmark, Norway, Singapore, and Japan.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, and our anticipated revenue growth, market share, competitive positioning, profitability, and product orders. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: the impact of extended economic weakness and increasing fuel prices on the sale and use of motor vehicles and marine vessels; the need to increase sales of the TracPhone V-series products and related services to improve airtime gross margins; the need for, or delays in, qualification of products to customer or regulatory standards; unanticipated declines or changes in customer demand, due to economic, seasonal, and other factors, particularly with respect to the TracPhone V-series products; potential declines in military sales, including to foreign customers, such as the anticipated decline in sales of TACNAV to the Saudi Arabian National Guard; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules, and priorities for our defense products, including possible order cancellations; the uncertain impact of potential budget cuts by government customers, including the effects of sequestration; potential reductions in our overall gross margins in the event of a shift in product mix; and currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2013. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.
KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including the following marks: KVH, KVH logo, Azimuth, TracVision, TracPhone, Tri-Americas, CommBox, TACNAV, Sailcomp, mini-VSAT Broadband and the mini-VSAT Broadband logo, ECore, and the banded, dome-shaped housing of its satellite antennas. Other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Cash, cash equivalents and marketable securities	$44,845	$38,285
Accounts receivable, net	29,392	27,654
Inventories	16,918	16,203
Deferred income taxes	824	1,146
Other current assets	4,071	3,264
Total current assets	96,050	86,552
Property and equipment, net	35,912	36,733
Deferred income taxes	3,153	3,524
Goodwill	4,527	4,712
Intangible assets, net	1,524	1,684
Other non-current assets	4,137	4,363
Total assets	$145,303	$137,568

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$18,065	$19,280
Deferred revenue	2,074	1,892
Current portion of long-term debt	1,098	138
Total current liabilities	21,237	21,310
Other long-term liabilities	1,309	140
Long-term debt, excluding current portion	7,009	3,414
Line of credit	7,000	7,000
Stockholders' equity	108,748	105,704
Total liabilities and stockholders' equity	$145,303	$137,568

-more-

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2013	2012
Sales:
Product	$25,216	$17,083
Service	14,711	9,645
Net sales	39,927	26,728
Costs and expenses:
Costs of product sales	13,909	10,983
Costs of service sales	10,249	5,802
Research and development	2,950	3,141
Sales, marketing and support	6,943	5,332
General and administrative	3,374	2,947
Total costs and expenses	37,425	28,205
Income (loss) from operations	2,502	(1,477)
Interest income	168	103
Interest expense	76	82
Other (expense) income, net	24	37
Income before income tax (expense) benefit	2,618	(1,419)
Income tax (expense) benefit	(655)	44
Net income	$1,963	$(1,375)
Net income per common share:
Basic	$0.13	$(0.09)
Diluted	$0.13	$(0.09)
Weighted average number of common shares outstanding:
Basic	14,989	14,605
Diluted	15,219	14,605

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET LOSS TO ADJUSTED NET LOSS
Net Loss Excluding Income Tax Expense from Tax Shortfalls Associated with Stock Options and Restricted Stock Awards
(in thousands, unaudited)

Three Months Ended
March 31, 2012
Net loss - GAAP	$(1,375)
Income tax expense from tax shortfalls associated with stock options and restricted stock awards	382
Net loss - Adjusted	$(993)

Net loss per common share - Adjusted:
Basic and diluted	$0.07

Adjusted net loss excluding the income tax expense from shortfalls associated with stock options and restricted stock awards for the three months ended March 31, 2012 is presented in the table above. This is a non-GAAP financial measure and should not be considered a replacement for GAAP results. We believe the adjusted information is useful to investors because it is reflective of underlying operational trends, as it excludes significant non-recurring or otherwise unusual transactions as described above. Our criteria for adjusted net loss may differ from models used by other companies and should not be considered as an alternative to net loss prepared in accordance with US GAAP as an indicator of our operating performance.